Letterhead of MSWFT


August 6, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: File Number 0-49638

Dear Sirs/Madams:

We have read Item 4 of Form 8-K dated August 5, 2004, of International Commercial Television Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs and the first sentence of the first paragraph. We have no basis to agree or disagree with the statements made in the fifth paragraph and the second and third sentences of the first paragraph.


     /s/ Moore Stephens Wurth Frazer and Torbet, LLP


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